Exhibit 99.1

CannaSys, Inc.

CannaSys, Inc. Announces Launch of Citizen Toke in Time for Holidays

Company Hires Patrick Burke as Chief Operating Officer to Focus on Product Development

DENVER, CO / ACCESSWIRE / November 8, 2016 / CannaSys, Inc. (OTC: MJTKD), a leading marketing, branding and technology company focused on the regulated cannabis industry, today announced it plans to launch its core product, Citizen Toke, into the Colorado market in time for Thanksgiving.

Additionally, the Company has hired Patrick Burke, an alumnus of University of Colorado at Boulder and a Penn State MBA, as its Chief Operating Officer. Patrick is a strong addition to the core team and is spearheading product development and product launch.

Citizen Toke is a mobile web based platform that communicates deals and distributes coupons to cannabis consumers and patients through a unique text message based system. The system is designed not only to enhance consumer's retail experience but also provide incentive for consumers to download and redeem coupons in a timely manner.

Since closing on the acquisition of Citizen Toke from Betakillers, LLC in August 2016, CannaSys has executed a recapitalization and had not been able to finance the launch of its Citizen Toke product. The Company emerged from recapitalization on October 17, 2016 and has since been focused on market penetration of Citizen Toke. The Company has substantial demand for the product in Colorado as well as California, where we will all be watching the elections closely on November 8.

Michael Tew, CannaSys CEO noted, "We are excited to bring Patrick Burke on board to manage the launch of Citizen Toke during this crucial holiday period. Patrick has the right experience in both marketing and product development to help ensure a successful launch period for our core product."

"I am delighted with the opportunity to join CannaSys, particularly during this key holiday season," said Patrick Burke, newly appointed COO of CannaSys. "I look forward to working closely with the Company's CEO, Michael Tew, and the Betakillers team as we execute our plan to accelerate user adoption alongside our beta launch partners in Colorado."

About CannaSys, Inc.

CannaSys is a leading technology solutions, marketing, and branding company in the regulated cannabis industry. Its core products are delivered "software as a service" to facilitate point-of-purchase transactions, customer relationship marketing solutions, and regulated cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For more information, please visit www.cannasys.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys's products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.
Contact:

CannaSys, Inc.
Michael A. Tew
Chief Executive Officer

Tel: 720.420.1290

Email:
michael.tew@cannasys.com
Web: www.cannasys.com